FINAL

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

RGP PROPERTY LLC,
a Delaware limited liability company
as Seller

and

CITY OF IRVINE,
a California municipal corporation and charter city
as Buyer

for

PROPERTY LOCATED AT 17101 ARMSTRONG AVENUE
IN THE CITY OF IRVINE, CA 92614

Dated:  May 15, 2024

022624.1

TABLE OF CONTENTS

Article 1.    Sale of Purchase of Property    1
Article 2.    Definitions    1
Article 3.    Payment of Purchase Price     5
Article 4.    Buyer’s Inspection Contingency    6
Article 5.    Buyer’s Title Contingency    7
Article 6.    Representations and Warranties    8
Article 7.    Seller’s and Buyer’s Covenants and Obligations before Closing    16
Article 8.    Conditions Precedent to Close    18
Article 9.    Closing     19
Article 10.    Prorations and Costs    21
Article 11.    Damage or Destruction Before Closing and Condemnation    23
Article 12.    Remedies    24
Article 13.    Like-Kind Exchange…………………………………………………………….25
Article 14.    Brokerage    26
Article 15.    Miscellaneous    26

022624.1

Exhibits

Exhibit A    Legal Description of Land
Exhibit B    Form of Deed
Exhibit C    Form of Seller’s Lease
Exhibit D    Form of Bill of Sale, Assignment and Assumption of Intangible Property

Schedules
Schedule 2.11    List of Due Diligence Materials
Schedule 2.24    List of Personal Property to which Seller will retain ownership after the Closing.
022624.1

PURCHASE AND SALE AGREEMENT
(17101 Armstrong Ave., Irvine, CA 92614)
    THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated for reference purposes only as of May 15, 2024, is by and between RGP PROPERTY LLC, a California limited liability company (“Seller”), and CITY OF IRVINE, a California municipal corporation (“Buyer”), and is made based on following facts intentions and understandings:
A.    Seller owns that certain improved real property consisting of approximately 2.48 acres located at 17101 Armstrong Avenue in the City of Irvine, Orange County, California, as more particularly described on attached Exhibit A (the “Land”) upon which is located an approximately 57,301 square foot building (the “Building”) and related site improvements (the “Improvements” and together with the Land, the “Real Property”).
    B.    Seller desires to sell and Buyer desires to acquire the Property (as defined below) on the terms and provisions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
1.SALE AND PURCHASE OF PROPERTY. On the terms and conditions hereinafter set forth, Seller shall sell the Property (as described below) to Buyer and Buyer (individually, a “Party,” and together the “Parties”) shall purchase the Property from Seller.

2. DEFINITIONS. In addition to any other terms defined by this Agreement, each of the following defined terms, when used in this Agreement with an initial capital letter or initial capital letters, shall have the meaning ascribed thereto by this Article.

2.1."Access Agreement” means that certain Access Agreement entered between Buyer and Seller on March 18, 2024, pursuant to which Seller is permitting Buyer to enter the Real Property to begin its due diligence inspections.
2.2.“Additional Deposit” means the additional Two Hundred Thousand Dollars ($200,000.00) which the Buyer shall deposit with the Escrow Holder as provided in Section 3.1.2.
2.3.“Building” means the approximately 57,301 square foot building located on the Land.
2.4.“Business Day” means any day except any Saturday, Sunday, any day that is a federal legal holiday in the United States, or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

2.5.“Buyer Related Party” shall have the meaning as set forth in Section 4.1 below.

2.6.“Buyer’s Broker” means Cushman & Wakefield, whose address is 18111 Von Karman, Suite 1000, Irvine, CA 92612, Attn: Jason Ward/John Harty, Telephone: (949) 474-4004, Email: jason.ward@cushwake.com/john.harty@cushwake.com.

2.7.“Close of Escrow” shall have the same meaning as the Closing.

2.8.“Closing” means the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Article 9.

2.9.“Closing Date” means the time and date established under Section 9.1 below when the Closing occurs, as such date may be extended by mutual agreement of Seller and Buyer.

2.10.“Deed” means the grant deed by which Seller is to convey the Real Property to Buyer at Closing, the form of which is attached as Exhibit B.

2.11.“Deposit” means the Initial Deposit, and when and if deposited with the Escrow Holder, the Additional Deposit. The term “Deposit” includes all interest or income earned on the Deposit, if any.

2.12.“Due Diligence Materials” means the documents as described in attached Schedule 2.12, which are in Seller’s possession and will be available electronically in the “Dropbox war room” created by Seller’s Broker. Seller shall not be required to deliver to Buyer any internal calculations of value, appraisals, or information or materials protected by the attorney-client privilege, the attorney work product rule, or protective order, or that is proprietary or confidential.
2.13.“Due Diligence Period” means the period that commenced as of the “Inspections Commencement Date” under the Access Agreement and terminates at 5:00 P.M. California time on Monday, May 20, 2024 (since the sixtieth day (60th) day after the later of (i) the Inspections Commencement Date, and (ii) March 19, 2024, the date access to the Due Diligence Materials was given to Buyer, is Saturday May 18, 2024).

2.14.“Effective Date” means the date upon which this Agreement has been executed by both Seller and Buyer and delivered to Escrow Holder, and Escrow Holder has opened Escrow.

2.15.“Escrow” means the escrow opened by the Escrow Holder upon receipt of a fully executed copy of this Agreement.

2.16.“Escrow Holder” means Commonwealth Land Title, National Commercial Services in its capacity as Escrow Holder under this Agreement 4400 MacArthur

Blvd., Suite 800, Newport Beach, CA, 92660, Attn: Kim Hernanez, T: (702) 219-4846; E: kdhernandez@fnf.com.

2.17.“Governmental Regulations” means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Materials, occupational health and safety, the Americans with Disabilities Act, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property.

2.18.“Hazardous Materials” shall have the meaning set forth in Section 6.1.10 below.

2.19.“Improvements” is as defined in Paragraph A above.

2.20.“Initial Deposit” means the initial Two Hundred Thousand Dollars ($200,000), which the Buyer shall deposit with the Escrow Holder as provided in Section 3.1.1.

2.21.“Intangible Property” means all intangible property now or hereafter owned by Seller and used solely in connection with the Real Property, which may be transferred or assigned by Seller without the consent of any third parties, including without limitation: the plans and specifications for the Improvements and all architectural and engineering studies, reports, drawings and prints relating to the Improvements, all warranties and guarantees relating to the Real Property, all licenses, permits, entitlements, approvals, and other written authorization necessary for the zoning, land use, operating, ownership, construction and maintenance of the Real Property.
2.22.“Land” is as defined in Paragraph A, together with all of Seller’s right, title, and interest in and to all appurtenances, rights, easements, tenements, reversions, water rights, mineral rights, and hereditaments incident thereto.

2.23.“Permitted Encumbrances” means (A) all non-delinquent real estate taxes and assessments, (B) all matters disclosed by the Preliminary Report approved or deemed approved by Buyer under Sections 5.2 and 5.3, (C) all title conditions created by Buyer or any Buyer Related Parties or resulting from the acts of Buyer or any Buyer Related Parties or actually known to Buyer or any Buyer Related Party, (D) title matters that would have been disclosed by an accurate survey as of the Property or by a physical inspection of the Property, (E) all matters affecting the Real Property which are created by or with the written consent of Buyer, (F) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and (G) any other items expressly defined by this Agreement as a Permitted Exception, except for those Title Objections which Seller agrees in Seller’s Title Notice (as defined below) to have removed from the Title Policy or which Seller is obligated to remove as exceptions to Buyer’s Title Policy pursuant to Section 5.2 below.

2.24.“Personal Property” means the tangible personal property owned by Seller used in connection with the operation of the Real Property located on or in the Real Property. It is understood that Seller shall retain ownership of specific Personal Property, primarily computers, monitors, servers, other IT equipment, telephone equipment, and office furniture in the CEO’s office, all of which are identified on attached Schedule 2.24. Except for the Personal Property described on attached Schedule 2.24, ownership of all other Personal Property located on the Real Property on the Closing Date shall be deemed quitclaimed, sold, and transferred to Buyer.
2.25.“Purchase Price” means the purchase price for the Property in the amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00).

2.26.“Preliminary Report ” means the Preliminary Report dated March 19, 2024, Order No. 92023848-920-DNE-DN, for the Property prepared by the Title Company and made available to Buyer as part of the Due Diligence Materials.

2.27.“Property” means collectively, the Real Property, the Personal Property, the Service Contracts, and the Intangible Property.

2.28.“Real Property” means collectively, the Land and the Improvements.

2.29.“Scheduled Closing Date” means the last day the Closing is scheduled to occur (unless extended by agreement by Seller and Buyer) which is August 15, 2024.

2.30.“Seller’s Broker” means CBRE, whose address is 3501 Jamboree Road, Suite 100, Newport Beach, CA 92660, Attn: Sammy Cemo, Telephone: (909) 418- 2043, Email: Sammy.Cemo@cbre.com.

2.31.“Seller’s Lease” means the lease substantially in the form of the AIR Commercial/Industrial—Multi-Tenant Gross form attached s Exhibit C. Seller shall lease from Buyer a portion of the ground floor of the Building with the right to terminate Seller’s Lease upon 10 days’ prior written notice. The rent shall be $20,000 per month on a full service gross basis net of janitorial and after-hours HVAC. At the Closing, Seller shall provide Seller’s Letter of Credit.

2.32.“Seller’s Letter of Credit” means the standby letter of credit in favor of Buyer in commercially reasonable form, reasonably approved by Buyer during the Due Diligence Period, in the amount of $500,000, issued by the Bank of America, NA to serve as a security deposit under Seller’s Lease.
2.33.“Seller Related Parties” means, collectively, Seller, its parent entities, and their respective future, present, and prior parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, shareholders, employees, agents, attorneys, consultants, and insurers.

2.34.“Service Contracts” means all the service contracts, equipment, labor or material contracts, maintenance or repair contracts, or other agreements to which Seller is currently a party, which are in force and effect, and that affect the operation, repair, or maintenance of the Real Property. All Service Contracts (other than Vendor Contracts) shall be terminated by Seller as of the Closing Date.

2.35.“Tenant” means Calvary Chapel Living Word, Inc., a California corporation.

2.36.“Tenant Lease” means that certain Standard Multi-Tenant Office Lease – Gross dated as of August 21, 2001, as amended on October 7, 2004, on April 18, 2005, on July, 2009, on October 14, 2014, on January 1, 2023, and on February 29, 2024, pursuant to which Tenant (as defined below) leases certain space consisting of approximately 13,453 rentable square feet known as Suite No. 103 on the first (1st) floor of the Building.
2.37.“Termination Notice” means the written notice Buyer may deliver to Seller under Section 4.3 before the expiration of the Due Diligence Period terminating this Agreement.

2.38.“Title Company” means Commonwealth Land Title Company.

2.39.“Title Policy” means an ALTA Extended Coverage Owner’s Policy of Title Insurance (7-1-21 form) in the amount of the Purchase Price insuring that Buyer has fee simple title to the Property, subject only to the Permitted Exceptions.

2.40.“Vendor Contracts” means Service Contracts that are personal to Seller relating to the maintenance of the Personal Property that Seller may keep in effect for the term of Seller’s Lease

3.PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid as follows:
3.1.Deposit.
3.1.1.Initial Deposit. Within five (5) days after the Effective Date, Buyer shall deposit the Initial Deposit with Escrow Holder in immediately available funds, which Escrow Holder shall deposit in an interest bearing account with a Federally insured financial institution.

3.1.2.Additional Deposit. If Buyer fails to deliver a Termination Notice pursuant to the terms of Section 4.3, then within two (2) days after the expiration of the Due Diligence Period, Buyer shall deposit the Additional Deposit with Escrow Holder in immediately available funds, which Escrow Holder shall deposit in an interest bearing account with a Federally insured financial institution.

3.1.3.Application of Deposit. At the Closing, the Deposit together with any accrued interest thereon, shall be paid to Seller and applied and credited to the Purchase Price. If Buyer shall validly and timely exercise any right or option under this Agreement to terminate this Agreement, then Escrow Holder shall immediately refund the Deposit to Buyer including any accrued interest thereon, whereupon this Agreement shall terminate and the Parties to this Agreement shall have no further rights, duties, or obligations under this Agreement, except for rights, duties, or obligations under any provision hereof which expressly survives the termination of this Agreement. If this Agreement is terminated because of Buyer’s default hereunder, Escrow Holder shall immediately deliver the Deposit to Seller as provided in Section 12.1 below.

3.1.4.Failure to Deliver Deposit. If Buyer fails or is unable to deliver to Escrow Holder the required portion of the Deposit within the time periods provided in Section 3.1.1 or 3.1.2 for such portion to be made, then Buyer shall be in default hereunder and Seller may elect to terminate this Agreement by written notice to Buyer and to Escrow Holder; provided, however, that in such event Buyer’s liability hereunder for such default shall be limited to the portion(s) of the Deposit required to be deposited by Buyer with Escrow Holder hereunder (including any portion of the Deposit not timely made), which shall constitute liquidated damages as provided in Section 14.1.

3.2.Payment of Balance of Purchase Price. Buyer shall, at least one (1) day before the Closing, deliver to Escrow Holder by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price received by Seller at the Closing shall be adjusted to reflect prorations and other adjustments as provided herein.

3.3.Independent Consideration. Notwithstanding anything in this Agreement to the contrary, a portion of the Deposit in the amount of $100.00 shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement, for holding the sale open to Buyer and for the rights granted to Buyer hereunder (the “Independent Consideration”). Such Independent Consideration shall be deducted from any refund or delivery of the Deposit to Buyer pursuant to this Agreement and shall simultaneously be distributed to Seller.
4.BUYER’S INSPECTION CONTINGENCY.
4.1.Buyer’s Inspection of the Property and of Due Diligence Materials. Buyer acknowledges that it was given access to the Due Diligence Materials in the Dropbox war room created by Seller’s Broker. During the Due Diligence Period, Buyer shall review the Due Diligence Materials and shall inspect and investigate each other aspect of the Property, either independently or through agents, contractors, representatives, or experts of Buyer’s choosing (the “Buyer Related Parties” and individually a “Buyer Related Party”), as Buyer considers necessary or appropriate. The failure of Buyer to deliver a Termination Notice before the end of the Due Diligence Period in accordance with Section 4.3 shall conclusively evidence Buyer’s complete satisfaction with such review and independent investigation. Buyer acknowledges to

Seller that the Buyer is sophisticated and knowledgeable in the field of real estate development and investment and agrees with Seller that the Due Diligence Period will enable Buyer to thoroughly investigate the Property and all aspects of this transaction. It is understood that Buyer will be undertaking, at Buyer’s cost, a Phase I Site Assessment of the Property.

4.2.Buyer’s Entry on the Property. Pursuant to the Access Agreement, Seller has granted Buyer a limited license to enter onto the Property to conduct “Inspections” (as defined in the Access Agreement), which license shall remain in effect for as long as this Agreement is in effect unless otherwise terminated under the provisions of the Access Agreement.
4.3.Termination of Agreement; Buyer’s Termination Notice. By no later than 5:00 p.m. California time on the last day of the Due Diligence Period, Buyer shall have the right in its sole discretion to deliver the Termination Notice to Seller. If such Termination Notice is timely given as provided in the prior sentence, then Buyer shall be deemed to have terminated this Agreement, in which event (a) Buyer shall receive a full return of the Deposit minus the Independent Consideration, and (b) except for any indemnity obligations of either Party pursuant to the provisions of this Agreement or otherwise expressly stated in this Agreement to survive termination, neither Party shall have any further rights against the other hereunder. If Buyer fails to timely deliver the Termination Notice to Seller, (i) Buyer shall be deemed to have approved the condition of the Property, in all respects, and to have waived its right to terminate the Agreement under this Article 4, (ii) the Parties shall proceed with this transaction under the terms of this Agreement, and (iii) the Deposit shall be deemed non-refundable except as otherwise provided in this Agreement.
4.4.Copies of Third Party Reports. Within three (3) business days following the termination of this Agreement by Buyer, Buyer shall deliver to Seller, at no cost to Seller, copies of all third-party reports and work product generated as to the Property above, which reports and work product shall be delivered to Seller without any representation or warranty of any kind.
5.BUYER’S TITLE CONTINGENCY.
5.1.Delivery of the Preliminary Report. Buyer acknowledges receipt of the Preliminary Report and access to all documents of record listed as exceptions in the Preliminary Report. Within three (3) Business Days after the Effective Date, Escrow Holder shall cause the Title Company to prepare and deliver to Buyer a plat prepared by the Title Company that shows all plottable easements reflected in the Preliminary Report. Buyer, at Buyer’s sole cost and expense, may obtain a new survey of the Property or an update to an existing survey of the Property, which new survey or updated survey shall be certified to the Title Company, Buyer, and if applicable, Buyer’s lender (“Survey”).
5.2.Buyer’s Title Objections. Buyer shall have until the tenth (10th) day after the Effective Date to notify Seller in writing of any objections to any exceptions shown in the Preliminary Report (the “Title Objections”). Seller shall not be obligated to incur any expense to cure Buyer’s objections, except as expressly provided to the contrary herein. Within five (5) Business Days after receipt of Buyer’s notice of its Title Objections, Seller may notify Buyer by written notice that Seller, in its sole discretion, elects (a) to cause or (b) not to cause any or all the Title Objections disclosed therein to be removed or insured over by the Title Company in a manner satisfactory to Buyer in Buyer’s sole discretion (“Seller’s Title Response”). Seller’s failure to notify Buyer within such five (5) Business Day period shall be deemed an election by Seller not to remove or cause the Title Company to insure over such Title Objection in a manner satisfactory to Buyer in Buyer’s sole discretion. If Seller notifies or is deemed to have notified Buyer that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections in a manner satisfactory to Buyer in Buyer’s sole discretion, Buyer shall have until the end of the Due Diligence Period to (i) terminate this Agreement by giving a Termination Notice, or (ii) waive such Title Objections and proceed to Close without any abatement or reduction in the Purchase Price on account of such Title Objections and such Title Objections shall be deemed approved and be Permitted Exceptions. If Buyer does not timely give a Termination Notice, Buyer shall be deemed to have elected to waive such Title Objections, all Title Objections shall be deemed approved by Buyer and be Permitted Exceptions, and Seller shall have no obligation to remove or insure over such Title Objections. Notwithstanding the foregoing, Seller shall be obligated to remove as exceptions to the Title Policy by payment, bonding, or otherwise, all delinquent real estate taxes and assessments, and any mortgages, deeds of trust, or other monetary liens that encumber the Property caused by Seller, and such matters shall not constitute Permitted Encumbrances.
5.3.Title Update Exceptions. If any new title matter arises during the period between the date of the expiration of the Due Diligence Period and before the Closing Date that was not caused by Buyer or disclosed in the Preliminary Report (a “Title Update Exception”), then Buyer shall have until the earlier of (x) three (3) Business Days after disclosure to Buyer of the Title Update Exception by Title Company or (y) the Business Day immediately preceding the Closing Date (the “Title Update Objection Deadline”), to deliver written notice to Seller objecting to such Title Update Exception (“Title Update Objection”). If Buyer fails to deliver such objection notice by the Title Update Objection Deadline, then Buyer shall be deemed to have waived its right to object to the Title Update Exception and the same shall constitute a Permitted Encumbrance. If Buyer delivers a Title Update Objection by the Title Update Objection Deadline and the Title Update Exception has a material adverse effect upon the development, use or value of the Property, as determined by Buyer in Buyer’s sole and absolute discretion,, then the removal of the Title Update Exception from the Title Policy issued at Closing shall be a condition to Buyer’s obligations with respect to the Closing. If a Title Update Exception does not have a material adverse effect upon the use or value of the Property, as determined by Buyer in Buyer’s sole and absolute discretion, such Title Update Exception shall be a Permitted Encumbrance. If Seller is unable by the scheduled Closing Date to cause the removal from the Title Policy of any Title Objections or Title Update Exceptions that are not Permitted Encumbrances, then Seller may elect to extend the Closing Date as provided in Section 8.2 below.
6.REPRESENTATIONS AND WARRANTIES.
6.1.Representations and Warranties of Seller. Seller represents and warrants to Buyer (“Seller’s Representations”) (each of which (i) is material and is being relied upon by Buyer in entering into this Agreement and in acquiring the Property, (ii) shall be true in all material respects as of the Effective Date and as of the Closing Date, and (iii) shall survive the Closing and delivery of the Deed for the “Survival Period” (as defined below)) and covenants as follows:

6.1.1.Organization and Authority. Seller is a limited liability company, organized and validly existing under the laws of the State of Delaware, and is registered as a foreign limited liability company in California. Seller has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all its obligations arising under this Agreement and such other documents, and no other authorization or consent is required therefor. No approvals, authorizations or consents of any public body or any other person or entity (except those already obtained) are necessary in connection with this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of Seller, and is enforceable in accordance with its terms against Seller, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws or equitable principles affecting or limiting rights of contracting parties generally. The individuals executing this Agreement and such other documents on behalf of Seller have the authority to bind Seller hereunder and thereunder.

6.1.2.Defaults. Seller has no knowledge that it is in default under, nor has Seller received, any notice that any event has occurred that with the giving of notice or the passage of time, or both, would constitute a default under, any agreement, obligation, liability, covenant, condition, restriction, easement, encumbrance, or any entitlement, governmental approval or requirement, or Governmental Regulations pertaining to any of the Property.

6.1.3.Violation of Agreements. None of the execution and delivery of this Agreement or any other documents executed and delivered, or to be executed and delivered by Seller (contemporaneously herewith or at the Closing) in connection with the transactions described herein, or the performance by Seller of all of Seller’s obligations arising under this Agreement and such other documents will violate any provision of (i) Seller’s Certificate of Formation or Limited Liability Company Agreement, or (ii) any agreements or other instruments to which Seller is a party or that affects the Property or any part thereof.

6.1.4.Financial Status. Seller is solvent, has not been insolvent for the last one hundred twenty (120) days preceding the Effective Date, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Seller filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Seller, nor is any such proceeding to Seller’s knowledge threatened or contemplated.

6.1.5.Condemnation. (i) Seller has no knowledge of any existing condemnation or eminent domain proceedings that have been instituted against the Property or any part thereof, (ii) Seller has not received written notice of any proposed, threatened, or contemplated condemnation or eminent domain proceedings to be instituted against the Property or any part thereof, and (iii) Seller has no knowledge of any condemnation or eminent domain proceedings which are proposed, threatened or contemplated to be instituted which would affect the Property or any part thereof.

6.1.6.Litigation. (i) Seller has no knowledge of any pending actions, suits, proceedings, or claims affecting Seller or the Property, (ii) Seller has received no written notice of any threatened action, suit, proceeding, or claim affecting Seller or the Property, and (iii) Seller has no knowledge of any threatened actions, suits, proceedings, or claims affecting Seller or the Property.

6.1.7.Service Contracts. To the best of Seller’s knowledge, (i) other than the Service Contracts, there are no other agreements, in writing or otherwise, between the Seller and any other person or persons for service, supply, maintenance, management, or the operation of the Real Property or any portion of the business conducted thereon or thereat, (ii) all amounts payable by Seller pursuant to all Service Contracts have been and will continue to be paid on a current basis, and (iii) Buyer will have no obligation or liability with respect to any Service Contracts following the Close of Escrow.
6.1.8.Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.
6.1.9.Prohibited Transactions. Seller (a) is not listed on the “Specially Designated Nationals and Blocked Persons List” maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (b) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is not or has not engaged in any dealings or transactions with any Forbidden Entity. A “Forbidden Entity” is defined as (i) the governments of Cuba, Iran, North Korea, Myanmar, Syria and Sudan (each, a “Prohibited Country”) and any of their agencies, including, but not limited to political units and subdivisions (each, a “Prohibited Government”); and (ii) any company that (A) is wholly or partially managed or controlled by a Prohibited Government, (B) is established, organized under, or whose principal place of business is in any Prohibited Country, or (C) has failed to submit an affidavit following request therefore averring that it does not own or control any property or asset in and has not and does not transact business with any Prohibited Country. For purposes of this Section 6.1.9, a “company” is any entity whether publicly traded or privately owned capable of affecting commerce, including, but not limited to, a government, government agency, natural person, legal person, sole proprietorship, partnership, firm, corporation, subsidiary, affiliate, franchisor, franchisee, joint venture, trade association, financial institution, utility, public franchise, provider of financial services, trust, or enterprise and any association thereof.”

6.1.10.Other Property Matters. Seller has no knowledge (i) of any agreements, written or oral, under which Seller is or could become obligated to sell, convey, transfer, or lease the Property (other than the Tenant Lease which will be terminated no later than the Closing Date), or any portion thereof or any right, title, or interest therein, to a third party, (ii) of any liens, easements, encumbrances, prescriptive rights, contracts or other agreements for services, supplies or materials which may affect title to or use of the Property after the Closing other than as set forth in the Preliminary Report; (iii) of any adverse or other parties in possession of all or any portion of the Property (other than Tenant; provided, however, that as of the Closing Date the Tenant Lease shall terminate and Tenant shall no longer possess any portion of the Property) and no party other than Seller, Buyer, and Tenant (provided that Tenant’s rights to use the Property shall terminate as of the Closing Date) has any right thereto or to the use of the Property; (iv) of any encroachments of improvements from the Property onto the property of others or by others onto the Property, other than as set forth in the and (v) of any moratoriums, initiatives, or legislation affecting the Property (and Seller has not received any written notice of any being contemplated).
6.1.11.Compliance with Laws. With the exception of the current parking at the Real Property, which may be in violation of Conditional Use Permit No. 87-CP-0795, issued on May 21, 1987 by the Irvine Planning Commission, as modified by 11221-CPU issued on September 17, 1992, and by Minor Modification 00772610-PCPM, approved on June 28, 2019, by Buyer’s Community Development Director, Seller has no knowledge that the operation, use, development and ownership of the Property violates any Governmental Regulations, or that any investigation has been commenced or is contemplated respecting such possible violation. No written notices of any current violation of Governmental Regulations relating to the Property have been received by Seller or entered against Seller.
6.1.12.Due Diligence Materials. To the best of Seller’s knowledge, the materials provided in the Dropbox war room created by Seller’s Broker (i) are complete, true, and correct copies of such documents or original counterparts thereof, and Seller has no knowledge of any material inaccuracy in, or material misrepresentation of the matters contained therein, and (ii) include copies (or original counterparts thereof) of all reports, studies, and plans from the prior five (5) years relating to the current physical condition of the Property including, without limitation, Phase I and Phase II environmental reports, engineering studies, improvement/repair plans, consultant reports and studies from the prior five (5) years relating to the current physical condition of the Improvements, including without limitation, structural assessments, and ALTA surveys that are in Seller’s possession and of which Seller has knowledge.

Whenever any representation, certification or warranty is stated in this Agreement or in any of the documents delivered pursuant to this Agreement to be “to the best of Seller’s knowledge,” “to Seller’s actual knowledge,” or to “Seller’s knowledge,” such representation and warranty shall be limited to being to the best of the actual knowledge, without any express or implied duty of investigation or diligence, of Jennifer Ryu, the CFO of Resources Connection, Inc., the parent of Seller, and Kristopher Meyer, Senior Vice President, Financial Planning & Analysis and Treasury of Resources Connection, Inc.,

who Seller represents are the individuals most familiar with this transaction and the Property and in the best position to provide any such knowledge-based representations and warranties; consequently, Seller shall have no obligation or liability to Buyer of any nature whatsoever on account of or with respect to any untrue or inaccurate warranty or representation made to the best of Seller’s knowledge or to Seller’s actual knowledge unless Jennifer Ryu or Kristopher Meyer had actual personal knowledge that such representation or warranty was untrue or inaccurate when made. Neither Jennifer Ryu, Kristopher Meyer, nor any party other than Seller shall bear responsibility, liability, or obligation for any breach of representation.
6.2.Seller Updates Regarding Representations and Warranties. If Seller obtains actual knowledge that any representations or warranties of Seller have become untrue in any material respects during the term of this Agreement, Seller shall give Buyer immediate written notice of such untrue representation or warranty. In the event that, prior to the Closing, Buyer has actual knowledge of any breach by Seller of any representation or warranty under this Agreement (which representation Seller has not intentionally caused to become untrue and was true when made on the Effective Date), then (a) prior to the Closing, Buyer may elect (as its sole right and remedy) not to consummate the Closing and, instead, elect to terminate this Agreement in which case the Deposit shall be immediately returned to Buyer; and (b) if, notwithstanding Buyer having actual knowledge of such breach prior to Closing Date, the Closing occurs then, after such Closing, Buyer shall have no right or remedy against Seller on account of such breach. If Buyer elects to terminate this Agreement pursuant to the preceding sentence, Buyer shall be required to first deliver a written notice to Seller which shall set forth the nature of the breach. Seller shall then have the right to elect, by delivery of written notice to Buyer not later than three (3) business days following receipt of Buyer’s termination notice, to extend the Closing Date for a period of up to thirty (30) days to enable Seller to cure said breach. In the event that Seller fails to timely send a cure notice or actually fails to timely cure such breach to Buyer’s sole satisfaction, this Agreement shall be deemed terminated as of the expiration of the thirtieth (30th) day following Buyer’s termination notice. Notwithstanding the foregoing or anything herein to the contrary, in the event that Seller causes a representation to become untrue in any material respects which was true when made on the Effective Date or a Seller representation was untrue in any material respects when made on the Effective Date, Buyer shall have the rights and remedies available under Section 12.2 of this Agreement as a result of such breach, including without limitation the right to an immediate return of the Deposit.

6.3.Representations and Warranties of Buyer. Buyer represents and warrants to Seller (each of which (i) is material and is being relied upon by Seller in entering into this Agreement, (ii) shall be true as of the Effective Date and as of the Closing Date, and (iii) shall survive the Closing and delivery of the Deed for the Survival Period), and covenants as follows:

6.3.1.Organization and Authority. Buyer is a municipal corporation, organized and validly existing under the laws of the State of California. Buyer has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at the Closing) in connection with the transactions described herein and to perform all its obligations arising under this Agreement and such other documents and no other authorization or consent is required therefor. No approvals, authorizations or consents of any public body or any other person or entity (except for those already obtained) are necessary in connection with this Agreement or the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Buyer, and is enforceable in accordance with its terms against Buyer, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting or limiting rights of contracting parties generally. The individuals executing this Agreement and such other documents on behalf of Buyer have the authority to bind Seller hereunder and thereunder.

6.3.2.Violation of Agreements. None of the execution and delivery of this Agreement or any other documents executed and delivered, or to be executed and delivered by Buyer (contemporaneously herewith or at the Closing) in connection with the transactions described herein, or the performance by Buyer of all of Buyer’s obligations arising under this Agreement and such other documents will violate any agreements or other instruments to which Buyer is a party.

6.3.3.Litigation and Other Proceedings. To Buyer’s knowledge, there is no action, suit, proceeding, or claim affecting Buyer pending or being prosecuted in any court or by or before any governmental instrumentality which would prevent consummation by Buyer of the acquisition of the Property or materially and adversely affect the performance of any of Buyer’s other obligations hereunder to be performed before, at or after Closing.

6.3.4.Financial Status. Buyer is solvent, has not been insolvent for the last one hundred twenty (120) days preceding the Effective Date, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Buyer filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Buyer, nor is any such proceeding to Buyer’s knowledge threatened or contemplated.

6.3.5. Purchase Funds: Restricted Persons. All funds to be used by Buyer as payment of the Purchase Price at Closing will be utilized in compliance with, all applicable federal, state, and local statutes and regulations and are free of all liens. Buyer (a) is not listed on the “Specially Designated Nationals and Blocked Persons List” maintained by OFAC pursuant to the Order and/or on any other Lists; (b) is not a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is not or has not engaged in any dealings or transactions with any Forbidden Entity.

6.3.6.No Resale. Buyer is not entering into this Agreement for the purpose of “tying up” or otherwise encumbering the Property or for the purpose of reselling the Property to an unrelated third party or parties.
6.3.7.Buyer’s Independent Investigation. The consummation of this transaction shall constitute Buyer’s acknowledgment that it has independently inspected and investigated the Property and, except for Seller’s Representations, has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.
6.3.8.Buyer Reliance. Buyer is experienced in and knowledgeable about the ownership and management of real estate, and, except as otherwise provided herein, including, without limitation, as set forth in Seller’s Representations, Buyer has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value, and potential. Buyer agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, except as otherwise provided herein, including, without limitation, in Seller’s Representations, Buyer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in this Article 6.

6.4.Survival of Representations and Warranties; Liability Cap.

6.4.1.Survival Period. The representations and warranties set forth in this Agreement are made as of the Effective Date and are remade as of the Closing Date and shall survive the Closing and shall not merge into any instrument or conveyance delivered at the Close of Escrow, but only with respect to any claim of breach or default thereunder for which the Party asserting such breach or default has, before one (1) year after the Closing Date (“Survival Period”), given written notice to the other party of the specific breach or default claimed, and not later than the sixtieth (60th) day after the expiration of the Survival Period (“Suit Period”) commenced suit based specifically upon such claimed breach or default in which event such representations and warranties shall survive until the final resolution of any action regarding such breach. Any such representation or warranty for which such specific written notice has not been given on or before the expiration of the Survival Period, or for which such specific suit has not been commenced on or before the expiration of the Suit Period, shall terminate and cease to be of any force or effect and neither party shall have any right, remedy, obligation, or liability thereunder.

6.4.2.Liability Cap. Seller shall have no liability to Buyer for a breach or default of any representation or warranty under this Agreement unless the valid claims for all such breaches and defaults collectively aggregate more than Twenty-Five Thousand Dollars ($25,000), in which event the full amount of such valid claims shall be actionable. The maximum aggregate liability of Seller on account of all breaches and defaults under all representations, warranties, and covenants of this Agreement shall not exceed the amount equal to three percent (3%) of the Purchase Price (the “Liability Cap”). Upon payment by Seller of any amounts owed Buyer, if requested by Seller, Buyer agrees to represent to Seller that Buyer has not previously received proceeds in settlement of the same claim allocable to the amount in settlement of such claim Buyer is receiving from Seller. AS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AND LIABILITY, BUYER HEREBY EXPRESSLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND REMEDIES BUYER MAY HAVE AGAINST SELLER ON ACCOUNT OF ANY BREACH OR DEFAULT OF ANY SELLER REPRESENTATION, AND WARRANTY TO THE EXTENT (I) THE VALID CLAIMS FOR

ALL SUCH BREACHES AND DEFAULTS DO NOT COLLECTIVELY AGGREGATE MORE THAN TWENTY-FIVE THOUSAND DOLLARS ($25,000); OR (II) THE VALID CLAIMS FOR ALL SUCH BREACHES AND DEFAULTS COLLECTIVELY EXCEED THE APPLICABLE LIABILITY CAP BUT ONLY AS TO THE AMOUNT IN EXCESS OF THE LIABILITY CAP.
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Buyer’s Initials

6.5.As-Is; Waiver and Release.  As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:
6.5.1.AS-IS. Except as otherwise expressly set forth in this Agreement, including, without limitation, in Seller’s Representations, Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.
6.5.2.No Representations. Except as otherwise expressly set forth in this Agreement, including, without limitation, in Seller’s Representations, neither Seller, nor any Seller Related Parties have made any representation, warranty, inducement, promise, agreement, assurance, or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with Governmental Regulations, the existence or absence of Hazardous Materials, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.

6.5.3.No Implied Warranties. Except as otherwise expressly set forth in this Agreement, including, without limitation, in Seller’s Representations, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Materials) or compliance with applicable environmental laws; (ii) the nature and extent of any right-of-way, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or other items conveyed hereunder or its operation with any Governmental Regulations.

6.5.4.Information Supplied by Seller, Buyer’s Investigation. Buyer specifically acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, including, without limitation, in, Seller’s Representations, (i) Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, (ii) Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate, and (iii) Buyer is relying solely upon such investigations and not on any of the information provided to Buyer by or on behalf of Seller.
6.5.5.Release. Effective as of the Close of Escrow and except as otherwise expressly set forth (i) in Seller’s Representations and (ii) Buyer’s rights pursuant to Section 6.4, Buyer on behalf of itself and on behalf of the Buyer Related Parties hereby fully and irrevocably release Seller and all Seller Related Parties from any and all claims that Buyer or Buyer Related Parties may have or thereafter acquire against Seller or any Seller Related Parties for any cost, loss, liability, fine, penalty, claim, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to, including the condition of, the Property including any latent or patent construction defects, errors or omissions, compliance with law, Hazardous Materials and other environmental matters within, under or upon, or in the vicinity of the Property, any statutory or common law right Buyer or Buyer Parties may have to receive disclosures from Seller or Seller Parties, including, without limitation, any disclosures as to the Property's location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, the energy use of the Property, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes Claims of which Buyer or Buyer Related Parties are presently unaware or which Buyer or Buyer Related Parties do not presently suspect to exist in its favor which, if known by Buyer or Buyer Related Parties, would materially affect Buyer's or Buyer Related Parties' release of Seller or Seller Related Parties. In connection with the general release set forth in this Section 6.4.5, Buyer specifically waives on its behalf and behalf of Buyer Related Parties the provisions of California Civil Code Section 1542, which provides as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
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BUYER’S INITIALS
6.5.6.Post-Closing Obligations. Buyer further agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom or for any other environmental condition related to the Real Property (any such proceeding by a third party or governmental agency, a

“Third Party Environmental Action”), then subject to the following sentence, Buyer agrees that it shall not (i) implead the Seller or any affiliate thereof, (ii) bring a contribution action or similar action against the Seller or any affiliate thereof or (iii) attempt in any way to hold the Seller or any affiliate thereof responsible with respect to any such matter.  Notwithstanding anything to the contrary in this Section 6.5.6, the provisions in clauses (i), (ii) and (iii) shall not apply with respect to any Third Party Environmental Action brought during the Survival Period if (a) the Hazardous Materials are determined to have been brought onto the Real Property by Seller and/or during Seller’s ownership of the Real Property, or (b) Seller’s Representations regarding Hazardous Materials are determined to have been untrue in any materially adverse way when made.

6.5.7.Survival. The provisions of this Section 6.5 shall survive the Closing.
7.SELLER’S AND BUYER’S COVENANTS AND OBLIGATIONS BEFORE CLOSING. Between the date of execution of this Agreement and the Closing Date:

7.1.Operation of Improvements. Seller shall cause the Improvements to be operated, maintained, and managed in substantially the same manner as they are presently being operated, maintained, and managed as of the date of this Agreement.
7.2.Compliance with Existing Agreements. Seller shall comply with all material terms, conditions, and provisions of the Tenant Lease and the Service Contracts.
7.3.Insurance. Seller shall maintain in effect until the Closing Date all insurance policies currently in force with respect to the Property including liability insurance and fire and extended coverage insurance.

7.4.Compliance with Laws. Seller shall comply with all federal, state, local and other laws, ordinances, rules, regulations and orders affecting or governing the use, occupancy, ownership or maintenance of the Property and promptly furnish Buyer with copies of any and all written notices or communications that it receives from any person, governmental or quasi-governmental entities regarding any violation by Seller of any such laws.

7.5.New Vendor Contracts and Other Agreements; Modification of Tenant Lease.

7.5.1.Seller shall not, without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed during the Due Diligence Period, and thereafter, may be given or withheld in Buyer’s sole and absolute discretion, (i) enter into any contract for or on behalf of or affecting the Property, other than Vendor Contracts, which shall not require Buyer’s consent; (ii) enter into, renew, cancel or modify any existing agreements, contracts, leases or rights of occupancy with respect to the Property, including, without limitation, any of the Service Contracts, but excluding Vendor Contracts; (iii) amend or otherwise modify the terms of the Tenant Lease; or (vi) sell, transfer or otherwise convey or terminate, amend or otherwise modify any Intangible Property. Notwithstanding anything to contrary in this Section 7.5.1, any such proposed contract or Service Contract (excluding Vendor Contracts) under this Section 7.5.1 shall, unless expressly approved by Buyer, which approval may be given or withheld in Buyer’s sole and absolute discretion, automatically terminate as of the Closing Date, and any such amendment or modification of the Tenant Lease shall not extend the term of the Tenant Lease beyond the Closing Date.

7.5.2.Buyer shall review and approve or disapprove, in writing, any such proposed contract, Service Contract (other than Vendor Contracts, which shall not require Buyer’s consent), or amendment or modification of the Tenant Lease under Section 7.5.1 within five (5) Business Days after Buyer’s receipt thereof. If Buyer fails to timely approve or disapprove, in writing, any such proposed contract, Service Contract (excluding Vendor Contracts), or amendment or modification of the Tenant Lease under Section 7.5.1, then such contract, amendment, or modification shall be deemed disapproved.

7.5.3. Seller shall promptly furnish Buyer with copies of all written notices or communications that it receives from Tenant, lenders, or governmental or quasi-governmental entities or others regarding any claim of violation or default by Seller with respect to the use, occupancy, ownership, or physical condition of the Property.

7.6.Additional Disclosures. Upon obtaining actual knowledge thereof, Seller shall promptly advise Buyer in writing of any material adverse change in the condition of any of the Property, the occurrence of any event, or the discovery of any fact which would render any representation or warranty of Seller to Buyer in this Agreement untrue or materially misleading, and any written notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement.

7.7.Termination of Leases. Seller hereby covenants at its sole cost and expense to terminate the Tenant Lease and any other leases, licenses, or occupancy rights so that Seller can deliver exclusive possession of the Property to Buyer at Closing free of the Tenant Lease and any other lease, license, or occupancy rights.

8.CONDITIONS PRECEDENT TO CLOSE.
8.1.Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing shall be subject to the fulfillment (or written waiver by Seller) at or before the Closing Date of the following conditions (collectively, the “Seller Conditions”):
8.1.1.Representations and Warranties. The representations and warranties of Buyer contained in Section 6.2 of this Agreement shall be true and correct in all material respects as of the Closing Date.
8.1.2.Delivery of Purchase Price. Buyer shall have delivered to Escrow Holder the balance of the Purchase Price.

8.1.3.Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement on and before the Closing Date.
8.1.4.Delivery of Documents. Each of the documents required to be delivered by Buyer at Closing shall have been delivered as provided herein.
If any of the foregoing Seller Conditions are not satisfied on or before the Scheduled Closing Date (and Seller has not waived them in writing), then, except in the event that any of the Buyer Conditions under Sections 8.2 below are not satisfied on or before the Scheduled Closing Date pursuant to Section 8.2 below, such failure shall constitute a default by Buyer hereunder and shall be governed by Section 12.1 of this Agreement. If any of the Buyer Conditions under Section 8.2 are not satisfied on or before the Scheduled Closing Date pursuant to Section 8.2 below, then the failure of any of Seller Conditions to be satisfied, or waived by Seller, shall not constitute a default by Buyer hereunder, and Buyer shall be entitled to a return of the Deposit.
8.2.Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing shall be subject to the fulfillment (or written waiver by Buyer) at or before the Closing Date of the following conditions (collectively, the “Buyer Conditions”):
8.2.1.Representations and Warranties. Seller’s Representations contained in Section 6.1 shall be true and correct in all material respects as of the Closing Date.
8.2.2.Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Agreement on and before the Closing Date.
8.2.3.Termination of Tenant Lease. The Tenant Lease shall have terminated, and the Tenant shall have vacated the Property, and no person or entity other than Seller pursuant to Seller’s Lease shall have any right to occupy, use, and/or possess any portion of the Property.
8.2.4.Delivery of Documents. Each of the documents required to be delivered by Seller at Closing shall have been delivered as provided herein.
8.2.5.Title. The Title Company shall be irrevocably committed to issue, at the Closing, the Title Policy. Buyer may request that the Title Company provide one or more endorsements to the Title Policy, provided that such endorsements shall be at Buyer’s expense and the issuance of such endorsements shall not be a condition under this Section 8.2 or delay the Closing.
8.2.6.No Pending Action. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the Seller that would materially and adversely affect the Seller’s ability to unconditionally perform its obligations under this Agreement; and there shall exist no pending or threatened action, suit or proceeding with respect to the Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby.
8.2.7.Condition of Property. Other than as provided under Section 11, there shall have been no material adverse change in the physical or environmental condition of the Property which was not caused by Buyer.
If any of the Buyer Conditions under Sections 8.2.1, 8.2.2, 8.2.3, 8.2.4, 8.2.6, or 8.2.7 (but only if caused by Seller) are not satisfied on or before the Scheduled Closing Date (and Buyer has not waived them in writing), then such failure shall constitute a default by Seller hereunder and shall be governed by Section 12.2 of this Agreement. Notwithstanding the non-satisfaction of the Buyer Condition under Section 8.2.7 not caused by Seller shall not be deemed to be a default by Seller hereunder. If the Buyer Condition under Section 8.2.5 is not timely satisfied due to conditions that are not within Seller’s reasonable control, then (i) Seller may, if Seller so elects and without any abatement in the Purchase Price, adjourn the then-scheduled Closing Date for a period or periods not to exceed ninety (90) days in the aggregate and (ii) if, after any such extension, such Buyer Conditions continue not to be satisfied (and Buyer has not waived the same) or Seller does not elect such extension and, in either case, then Buyer may elect, in Buyer’s sole and absolute discretion, to either (a) waive such condition, in which event the Closing shall occur as if such condition had been satisfied, or (b) terminate this Agreement in which event (i) Escrow Holder and Seller shall return the Deposit to Buyer in accordance with Buyer’s written instructions within two (2) Business Days following Buyer’s delivery of a written termination notice to Seller and Escrow Holder, (ii) Seller and Buyer shall each pay one half (1/2) of any Escrow cancellation fees or charges, and (iii) except for the obligations of the Parties under this Agreement which expressly survive termination of this Agreement, the Parties shall have no further rights or obligations to one another under this Agreement.
9.CLOSING.
9.1.Closing. The Closing shall occur upon the satisfaction or waiver in writing of all conditions to Buyer’s obligation and Seller’s obligation to close through an escrow arrangement with the Title Company and in no event later than 5:00 p.m. (California time) on the Scheduled Closing Date. The date the Closing occurs shall be the Closing Date. The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Buyer, and the Title Company.
9.2.Seller’s Deliveries to Escrow Holder. No later than 5:00 p.m. on the last Business Day before the Scheduled Closing Date, Seller shall deliver to the Escrow Holder the following:
9.2.1.The Deed executed by Seller and acknowledged by a notary public.
9.2.2.Two (2) counterpart originals of the Seller’s Lease in the form of attached Exhibit C executed by Seller.
9.2.3.Seller’s Letter of Credit.

9.2.4.Two (2) counterpart originals of the Bill of Sale, Assignment, and Assumption of Intangible Property in the form of attached Exhibit D (the “Bill of Sale and Assignment”) executed by Seller.
9.2.5.A FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder).
9.2.6.A California Withholding Exemption Certificate (Form 593) (the “FTB 593”) executed by Seller.
9.2.7.A closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement (“Closing Statement”) executed by Seller.
9.2.8.Such authorization documentation of each Party comprising Seller and such other instruments and documents executed by Seller as shall be reasonably required by the Title Company to consummate this transaction.
9.2.9.Such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement.
9.3.Buyer’s Deliveries to Escrow Holder. No later than 5:00 p.m. on the last Business Day before the Scheduled Closing Date, Buyer shall deliver to Escrow Holder the following:
9.3.1.Immediately available funds in the amount of the balance of the Purchase Price (i.e., the Purchase Price less the Deposit).
9.3.2. Two (2) counterpart copies of the Seller’s Lease executed by Buyer.
9.3.3.Two (2) counterpart copies of the Bill of Sale and Assignment executed by Buyer.
9.3.4. The Closing Statement executed by Buyer.
9.3.5. Such authorization documentation of each Party comprising Buyer and such other instruments and documents executed by Buyer as shall be reasonably required by the Title Company to consummate this transaction.
9.3.6.Such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Buyer not expressly required under this Agreement.

9.4.Escrow Holder’s Duties. On the Close of Escrow, Escrow Holder shall:
9.4.1.First, record the Deed in the Official Records of Orange County.
9.4.2.Second, cause the Title Policy to be issued to Buyer.
9.4.3.Third, (i) disburse to Seller the Purchase Price less Seller’s share of any Prorated Items, all amounts payable to Buyer by Seller as of the Closing Date pursuant to the Seller’s Lease, any Escrow Holder’s costs and expenses, and the amount of any other closing expenses payable by Seller pursuant to the terms of this Agreement, (ii) disburse payment of all items chargeable to the account of Buyer, and (iii) disburse the balance of the funds deposited by Buyer, if any, to Buyer in accordance with the Closing Statement.
9.4.4.Finally,
(1)deliver to Buyer a conformed copy of the Deed, a fully executed Bill of Sale and Assignment, a fully executed Seller’s Lease, the Letter of Credit, copies of the FIRPTA Affidavit and the FTB 593, the final Closing Statement, and those documents specified in Section 9.2.9 delivered to Escrow Holder.
(2)Deliver to Seller a conformed copy of the recorded Deed, a fully executed Bill of Sale and Assignment, a fully executed Seller’s Lease, Seller’s Letter of Credit, and those documents specified in Section 9.3.6 delivered to Escrow Holder.
10.PRORATIONS AND COSTS.
10.1.Prorations. Buyer and Seller shall apportion as of 11:59 p.m. of the day immediately preceding the Closing (“Proration Time”), the items hereinafter set forth (the “Prorated Items”) such that Seller will be charged and credited for the amounts of all of the Prorated Items relating to the period up to and including the Proration Time, and Buyer will be charged and credited for all of the Prorated Items relating to the period after the Proration Time. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 10.1 shall survive the Closing. The items to be prorated and adjusted are:
10.1.1. Property Taxes. Ad valorem property taxes and assessments (collectively, “property taxes”) payable with respect to the tax year in which the Closing occurs. If the current tax bill has not been received by the date of the Closing and if any proration payable with respect to the tax year in which the Closing occurs proves to be inaccurate based on the actual property taxes set forth on the ad valorem tax bill when received, either Party may demand after the date of Closing that such property taxes be re-prorated based on the actual bill and shall be entitled to receive, upon demand any amount owing to such Party based on such re-proration. This provision shall survive the Closing for a period of nine (9) months.
10.1.2. Rent. None.

10.1.3.Other Charges. All other income and all operating expenses of the Property for public utility charges and charges and/or payments with respect to the Property shall be prorated at the Closing effective as of the Proration Time, and appropriate cash adjustments shall be made by Buyer and Seller. Seller and Buyer shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Buyer being designated the billing Party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date.
10.2.Buyer’s Closing Costs. Buyer will pay:
10.2.1. One-half (1/2) of the cost of any closing escrow fees of the Title Company.
10.2.2. Any costs relating to any financing obtained by Buyer (including, without limitation, any mortgage taxes, and any additional title premiums) resulting from obtaining a loan title policy.
10.2.3.The cost of the extended coverage portion of the Title Policy, or endorsements to the Title Policy, is over and above what the Seller is to pay for the base premium cost of the Title Policy, and the costs of obtaining the Survey, if any, under Section 5.1.
10.3.Seller’s Closing Costs. Seller will pay:
10.3.1.All transfer taxes, documentary stamps and recording fees relating to the conveyance of the Property to Buyer.
10.3.2.One-half (1/2) of the cost of any closing escrow fees of the Title Company.
10.3.3.The base premium cost of the Title Policy.

11.DAMAGE OR DESTRUCTION BEFORE CLOSING AND CONDEMNATION.
11.1.Casualty.
11.1.1.If at any time before the Closing Date a “material,” as defined below, portion of the Property is destroyed or damaged as a result of fire or any other casualty, then at Buyer’s option, to be exercised within fifteen (15) days after receipt of written notice from Seller of such destruction or damage, this Agreement shall terminate, the Deposit shall be returned to Buyer, and neither Party shall have any further liability or obligation to the other hereunder except for any right or obligation under any provision hereof which expressly survives the termination of this Agreement.
11.1.2.If less than a material portion of the Property is damaged or destroyed or if a material portion is damaged or destroyed and Buyer elects not to terminate this Agreement, the Parties shall proceed to the Closing without reduction in the Purchase Price, and all insurance proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing. Except as set forth in this Section 11.1, Seller shall have no obligation to make any repairs to the Property in the event of damage or destruction, except to the extent such damage or destruction is caused by Seller or by the Tenant.
11.1.3.For purposes hereof, the term “material” shall be deemed to be any of (i) damage or destruction to the Improvements where the cost to repair the Improvements is more than $250,000, as determined by Seller’s insurance carrier; or (ii) any damage or destruction which is not fully (other than deductibles) covered by Seller’s insurance.
11.2.Condemnation. In the event of a taking by, or commencement of, condemnation or eminent domain proceedings of all or any portion of the Property before the Closing Date, Seller shall promptly give written notice thereof to Buyer and, at Buyer’s option to be exercised within fifteen (15) days after receipt of written notice from Seller of such proceedings, this Agreement shall terminate, the Deposit shall be returned to Buyer, and neither Party shall have any further liability or obligation to the other hereunder except for any right or obligation under any provision hereof which expressly survives the termination of this Agreement. If Buyer does not terminate the Agreement pursuant to this Section 11.2, Seller shall pay over to Buyer on the Closing Date all condemnation awards payable to Seller by reason of such condemnation or eminent domain proceeding, and Seller shall further assign and transfer to Buyer all of Seller’s right, title and interest of, in and to any awards that have been or may be made for such condemnation or eminent domain proceedings and the additional money that may be payable when the same is and becomes assignable as a matter of law.

12.REMEDIES.

12.1.BUYER’S DEFAULT. BY PLACING THEIR INITIALS AT THE END OF THIS SECTION 12.1, BUYER AND SELLER AGREE THAT: (A) IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT BY REASON OF BUYER’S BREACH OF THIS AGREEMENT, THEN SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW AND EQUITY SHALL BE TO TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT PURSUANT TO THIS AGREEMENT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY (SELLER HEREBY WAIVING ALL OTHER REMEDIES IT MAY HAVE AT LAW AND/OR EQUITY REGARDING SUCH BREACH); AND (B) BECAUSE OF THE NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX SELLER’S ACTUAL DAMAGES IF SUCH A BREACH OCCURS AND THAT THEREFORE THE AMOUNT OF LIQUIDATED DAMAGES SPECIFIED ABOVE SHALL BE PRESUMED TO BE THE AMOUNT OF DAMAGES SELLER WOULD SUSTAIN BY REASON OF SUCH A BREACH AND REPRESENTS A REASONABLE ESTIMATE OF THOSE DAMAGES PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671 THROUGH 1681.
______________    ______________
Buyer’s Initials    Seller’s Initials
NOTHING CONTAINED IN THIS SECTION 12.1 SHALL BE DEEMED TO LIMIT ANY OF THE INDEMNITIES OR AGREEMENTS OF BUYER WHICH SURVIVE THE TERMINATION OF THIS AGREEMENT WHICH ARE CONTAINED ELSEWHERE IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THOSE PROVIDED FOR IN SECTION 4.2.3 ABOVE AND SECTION 15.3 BELOW.
THE PROVISIONS OF THIS SECTION 12.1 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.
_
Seller’s Initials                Buyer’s Initials

12.2.Seller’s Default. If Seller fails to perform its obligations pursuant to this Agreement for any reason except failure by Buyer to perform hereunder, or if any one or more of Seller’s Representations or warranties was untrue when made or before Closing are breached in any materially adverse respect, and any such failure or breach is not cured by Seller within ten (10) days after receipt of written notice from Buyer specifying the nature of any such failure and/or breach, Buyer shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election before or at Closing, in which event Buyer shall recover the Deposit and Seller shall reimburse Buyer for all of Buyer’s out-of-pocket expenses incurred in connection with this Agreement (as evidenced by copies of paid invoices delivered to Seller), including, without limitation, legal fees and consultant fees and expenses, all of which shall not exceed $100,000 in total, and neither Party shall have any further liability or obligation to the other hereunder, except for provisions of this Agreement that expressly state that they shall survive the termination of this Agreement, (b) bring an action for specific performance, or (c) waive said failure and/or breach and proceed to Close. THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE AVAILABLE TO ENFORCE ANY OTHER OBLIGATION OF SELLER HEREUNDER. BUYER EXPRESSLY WAIVES ITS RIGHTS TO SEEK DAMAGES IN THE EVENT OF SELLER’S DEFAULT HEREUNDER, EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 6.4 OR THIS SECTION 12.2. Notwithstanding anything herein to the contrary, Buyer shall be deemed to have elected to terminate this Agreement if Buyer fails to either waive such failure and/or breach and proceed to Closing or to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ninety (90) days following the Scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within ninety (90) days following the Scheduled Closing Date.
12.3.Recoverable Damages. Notwithstanding Sections 12.1 and 12.2, in no event shall the provisions of Sections 12.1 or 12.2 limit the damages recoverable by either Party against the other Party due to the other Party’s obligation to indemnify such Party in accordance with this Agreement or limit a Party’s ability to recover attorneys’ fees and expenses under Section 15.3.
12.4.Matters that Survive Closing. The provisions of Sections 12.1 and 12.2 hereof shall not limit any rights or remedies that either Party may have against the other after the Closing with respect to those provisions of this Agreement that survive the Closing.
12.5.Limitation on Damages for Breach of Warranty or Representations. Seller and Buyer agree that following the Closing, each shall be liable for the direct, but not consequential, incidental, indirect, punitive, special, or exemplary damages or lost profits, resulting from any breach of its warranties and representations expressly set forth in Section 6. 1 (Seller’s Representations) and Section 6. 2 (Representations and Warranties of Buyer) above.
13.LIKE-KIND EXCHANGE. At no cost or liability to the non-requesting Party, the non-requesting Party agrees to reasonably cooperate with the requesting Party by executing such documents or taking such action as the requesting Party may reasonably request in connection with any tax-deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) the non-requesting Party shall not be required to take title to any real property in connection with any such exchange; (iii) the non-requesting Party shall not incur any liability by reason of any such exchange; and (iv) the requesting Party shall not be relieved of any of its obligations under this Agreement, including the extension of any dates, as a result of any such exchange. The Party electing to engage in a tax-deferred exchange hereby agrees to indemnify, defend, and hold harmless the non-requesting Party from any claim, damage, liability, demand, cause of action, loss, cost, or expense (including, without limitation, reasonable attorney’s fees) the non-requesting Party may suffer or incur as a result of the requesting Party’s participation in the aforesaid exchange(s). The covenants, obligations, and indemnity contained in Article 13 shall survive the Closing hereunder and delivery of the Deed.
14.BROKERAGE. Seller and Buyer mutually represent and warrant to each other that there are no brokers involved in this transaction except Seller’s Broker and Buyer’s Broker. Conditioned expressly on the occurrence of the Closing, Seller shall pay a commission at Closing to each of the Seller’s Broker and the Buyer’s Broker with respect to the transaction contemplated herein pursuant to the terms of a separate written agreement. Seller and Buyer shall indemnify, defend, and hold harmless the other against any costs, claims, or expenses, including reasonable attorneys’ fees, arising out of the breach of their respective representations and warranties set forth in Article 14.
15.MISCELLANEOUS.
15.1.Notices. All notices or other communications hereunder to either Party shall be (i) in writing and shall be deemed to be given on the earlier to occur of (a) actual receipt; or (b) the third (3rd) Business Day after deposit of both the original and copy as provided below in a regularly maintained receptacle for the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as provided below; (c) by a recognized overnight courier service, in which event, the notice shall be deemed delivered on the next Business Day hereinafter, and (d) by electronic mail, in which event, the notice shall be deemed delivered upon confirmation of delivery of said notice, provided a copy of such notice is deposited by the next Business Day with any nationally recognized airborne/overnight delivery service. A Party’s legal counsel may give notices. Notice or other communication shall be addressed as follows:
If to Seller:                RGP Property LLC
c/o Resources Connection, Inc.
17101 Armstrong Ave.
Irvine, CA 92614
Attn: Chief Financial Officer
Telephone: (714) 430-6400
Email: jennifer.ryu@rgp.com
With a copy to               Resources Connection LLC
17101 Armstrong Ave.
Irvine, CA 92614
Attn: Chief Legal Officer
Telephone: (714) 430-6400
Email:     lauren.elkerson@rgp.com
With a copy to:     Daniel K. Winton
4685 MacArthur Court, Suite 450
Newport Beach, CA 92660
Telephone: (949) 252-0516
                Fax: (949) 476-2477
                E-mail: dwinton@wintonlaw.com

If to Buyer:                   City of Irvine
1 Civic Center Plaza
Irvine, CA 92606
Attention: Brian King
Telephone: (949) 724-7445
Email: bking@cityofirvine.org
With a copy to:     Rutan & Tucker, LLP
18575 Jamboree Road, 9th Floor
Irvine, CA 92612
Attention: Jeffrey T. Melching
Telephone: (714) 641-3422
Email: jmelching@rutan.com
15.2.Entire Agreement. This Agreement constitutes the entire Agreement between the Parties and supersedes any other previous agreement, oral or written, between the Parties. This Agreement cannot be changed, modified, waived, or terminated orally but only by an agreement in writing signed by the Parties hereto. This Agreement shall be binding upon the Parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns.
15.3.Attorneys’ Fees. If any Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement or obtain any other remedy in respect of any breach of this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive from the other Party, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs. For purposes of this Section 15.3, a Party will be considered to be the “prevailing Party” if (a) such Party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other Party, trial, or alternative dispute resolution process), (b) such Party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the Party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other Party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section 15.13 shall survive the Closing or the termination of this Agreement.
15.4.Counterpart Execution; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute the same original, and the execution of separate counterparts by Buyer and Seller shall bind Buyer and Seller as if they had each executed the same counterpart. The Parties agree that this Agreement shall be deemed validly executed and delivered by a Party if a Party executes this Agreement electronically and delivers a copy of the executed Agreement to the other Party by facsimile or electronic mail.

15.5.Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of California.
15.6.Headings. The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.
15.7.No Recordation of Agreement. The Parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.
15.8.Assignment. Subject to the provisions of this Section 15.8, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the Parties hereto. Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion; provided, however, that Buyer shall have the right to assign all (but not less than all) of its rights and interest under this Agreement to an entity controlling, controlled by, or under common control with Buyer. For purposes of the immediately preceding sentence, the term “control” and similar terms shall mean the ownership of greater than fifty percent (50%) of the voting and economic interests of the applicable entity. If Buyer desires to assign its rights hereunder, (a) Buyer shall send Seller written notice of its request at least five (5) Business Days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, (b) the assignee shall execute and deliver to Seller an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Buyer from any liability or obligation hereunder. Any transfer, directly or indirectly, of greater than fifty percent (50%) of the stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement.
15.9. Submission of Agreement. Submission of this form of Agreement for examination shall not bind Seller or Buyer in any manner nor be construed as an offer to sell, and no contract or obligations of Seller or Buyer shall arise until this Agreement has been executed by both Seller and Buyer.
15.10.Computation of Days. If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday, or legal holiday under the laws of the State or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday, or legal holiday. The term “days” as used herein shall mean calendar days, except for “Business Days,” which term shall mean each day except for any Saturday, Sunday, or legal holiday under the laws of the State or the United States of America.
15.11.Reporting Requirements. Buyer and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Buyer and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Buyer not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.
15.12.Construction. This Agreement is the result of negotiations between the Parties, neither of whom has acted under any duress or compulsion, whether legal, economic, or otherwise. Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. Seller and Buyer hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same.
15.13.Interpretation. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement, which shall be deemed to prevail and control.
15.14.Confidentiality. Buyer and Buyer’s agents and representatives hereby covenant with Seller that except to the extent disclosure is required by law, including, without limitation, the California Public Records Act, Buyer and Buyer’s agents and representatives shall not, without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion), disclose to any other person (other than Buyer’s accountants and attorneys) or entity by any means whatsoever: (i) any information pertaining to Seller’s Due Diligence Materials; (ii) any information pertaining to this Agreement; or (iii) any information or documentation (written or oral) provided by Seller or Seller’s agents and representatives concerning Seller, Seller’s business, Tenant, Tenant’s business or the Property.
15.15.Attorneys’ and Consultants’ Fees. Seller and Buyer shall each pay the fees and disbursements of their respective attorneys and consultants relating to the transaction as set forth in this Agreement.
15.16.Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller may be required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer and Seller hereby instruct Escrow Holder, or an affiliate thereof (who, in such capacity, is herein called the "Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer and Seller in writing. Escrow Holder shall provide a written report prepared by the Natural Hazard Expert regarding the results of its examination no later than twenty (20) days prior to the expiration of the Due Diligence Period. The written report prepared by the Natural Hazard Expert fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

1.17.Limitation on Liability. With the exception of Buyer’s rights under Section 12.2, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including any proceeds thereof, and Buyer shall have no recourse against any other property or assets of Seller or to any of the Seller Related Parties or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee, or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. With the exception of Buyer’s rights under Section 12.2, and except as otherwise expressly set forth in this Section 15.17, neither Seller nor any Seller Related Party shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of any of Buyer’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise. Except for Buyer’s rights under Section 12.2, Buyer shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Related Party other than Seller’s interest in the Property or any proceeds thereof. The provisions of this Section 15.17 shall survive termination of this Agreement.
1.18.Seller’s Right to Continue Marketing the Property. Until the expiration of the Due Diligence Period, Seller shall have the right to maintain the sale of the Property on listing services (such as CoStar and LoopNet), but not to (a) actively market the Property for sale, (b) engage in any negotiations with any third party regarding the potential sale of the Property, or (c) enter into any agreements or other writings with any third party regarding the potential sale of the Property. After the expiration of the Due Diligence Period and the delivery of the Additional Deposit to Escrow Holder, Seller shall remove the Property from the listing services.
1.19.Waiver of Jury Trial. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY BUYER AT CLOSING AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT. Each Party hereby authorizes and empowers the other to file this Section 15.19 and this Agreement with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

1.20.Exhibits. All Exhibits attached to this Agreement form an integral part of this Agreement and each Exhibit shall be deemed to be incorporated into this Agreement as fully as if its contents were set forth in full at each point in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by Seller and Buyer as provided below.

SELLER: BUYER:
RGP PROPERTY LLC, a
Delaware limited liability company

By:
Name: ________________________ Title: ________________________

CITY OF IRVINE, a
California municipal corporation and charter city

By: ____________________
Name: ____________________
Title: ____________________

JOINDER BY ESCROW HOLDER
The undersigned Escrow Holder hereby (1) acknowledges receipt, as of the date set forth below, of the foregoing Agreement executed by Seller and Buyer, and (2) agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement, (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended, and (iv) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Joinder or otherwise, unless and until said Agreement, fully signed by the Parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is delivered to the undersigned.

Dated:    May __, 2024

COMMONWEALTH LAND TITLE, NATIONAL COMMERCIAL SERVICES
By:
Name:                        Its:

1

EXHIBIT A TO PURCHASE AND SALE AGREEMENT
LEGAL DESCRIPTION OF LAND

All that certain real property situated in the County of Orange, State of California, described as follows:

LOTS 9 AND 10 OF TRACT NO. 6901, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 280, PAGES 36 THROUGH 38 INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS, NATURAL GAS RIGHTS, AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING, AND OPERATING THEREFOR, AND STORING IN AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE HEREINABOVE DESCRIBED, OIL OR GAS WELLS, TUNNELS, AND SHAFTS INTO, THROUGH, OR ACROSS THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS, AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN, AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL MINE, STORE, EXPLORE, AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AS RESERVED IN THE DEED FROM IRVINE INDUSTRIAL COMPLEX, A CALIFORNIA CORPORATION, RECORDED OCTOBER 01, 1971 IN BOOK 9827, PAGE 412 OF OFFICIAL RECORDS.

APN: 430-142-0
1

EXHIBIT B TO PURCHASE AND SALE AGREEMENT

FORM OF GRANT DEED
RECORDING REQUESTED BY,
WHEN RECORDED MAIL TO AND
MAIL TAX STATEMENTS TO:
CITY OF IRVINE
1 CIVIC CENTER PLAZA
IRVINE, CALIFORNIA 92606
ATTENTION: CITY CLERK

        (Space Above Line for Recorder’s Use Only)

    The undersigned declares that this document is exempt from the payment of the Documentary Transfer Tax pursuant to Revenue and Taxation Code §11922 (Grantee is a public agency and is exempt from transfer tax).
APN: 430-142-0

FOR VALUE RECEIVED, RGP PROPERTY LLC, a Delaware limited liability company ("Grantor") grants to CITY OF IRVINE, a California municipal corporation and charter city ("Grantee"), all that certain real property situated at 17101 Armstrong Avenue in the City of Irvine, Orange County, California, as described on attached Exhibit A, which is attached hereto and incorporated herein by reference.

    TOGETHER WITH all easements, rights, rights of way, privileges, and appurtenances thereto or in any way appertaining, all improvements thereon and all the estate, right, title, interest, and claim, either at law or in equity, of Grantor in the subject property,

    SUBJECT TO: As of the date of recording of this Grant Deed, (i) all real property taxes and assessments not delinquent; (ii) all easements, covenants, conditions, restrictions, rights, and other matters of record or which are apparent by inspection or which would be disclosed by an accurate survey of the subject property; and (iii) all applicable laws, ordinances, rules and governmental regulations (including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the subject property.

1

    IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of ____________, 2024.

GRANTOR:    RGP PROPERTY LLC,
a Delaware limited liability company

By:
Name: ______________________________
Title:    ______________________________
2

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT CIVIL CODE § 1189

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of CALIFORNIA
County of ORANGE
On ___________, 2024, before me, _____________________________________, Notary Public,
(insert name and title of the officer)
personally appeared ______________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature
______________________________________
Notary Public, State of California

1

EXHIBIT A TO GRANT DEED
LEGAL DESCRIPTION OF PROPERTY

LOTS 9 AND 10 OF TRACT NO. 6901, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A MAP RECORDED IN BOOK 280, PAGES 36 THROUGH 38 INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS, NATURAL GAS RIGHTS, AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING, AND OPERATING THEREFOR, AND STORING IN AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE HEREINABOVE DESCRIBED, OIL OR GAS WELLS, TUNNELS, AND SHAFTS INTO, THROUGH, OR ACROSS THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS, AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN, AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT, HOWEVER, THE RIGHT TO DRILL MINE, STORE, EXPLORE, AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AS RESERVED IN THE DEED FROM IRVINE INDUSTRIAL COMPLEX, A CALIFORNIA CORPORATION, RECORDED OCTOBER 01, 1971 IN BOOK 9827, PAGE 412 OF OFFICIAL RECORDS.

APN: 430-142-0

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EXHIBIT C TO PURCHASE AND SALE AGREEMENT
FORM OF SELLER’S LEASE

[Form to be Attached]
EXHIBIT D TO PURCHASE AND SALE AGREEMENT

BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF INTANGIBLE PROPERTY

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION INTANGIBLE PROPERTY, dated for reference purposes ______________, 2024, between RGP PROPERTY LLC, a California limited liability company (“Assignor”), and CITY OF IRVINE, a California municipal corporation and charter city (“Assignee”) based on following facts, intentions, and understandings:
1.Assignor and Assignee. entered into that certain Purchase and Sale Agreement dated as of May 15, 2024 (the "Purchase Agreement") for the sale by Assignor to Assignee of that certain improved real property located at 17101 Armstrong Avenue in the City of Irvine, Orange County, California, and more particularly described in the Purchase Agreement (the “Real Property”).

2.Assignor owns (i) certain tangible personal property as described on Schedule 1 attached hereto, which schedule does not contain (and therefore has excluded) any items of personal property leased by Assignee or otherwise owned by third parties including Tenant (as defined in the Purchase Agreement) (the “Tangible Personal Property”), and (ii) certain Intangible Personal Property (as defined in the Purchase Agreement) which Assignor desires to convey and assign to Assignee and which Assignee desires to accept.

NOW THEREFORE, for good and valuation consideration, the receipt, adequacy, and sufficiency of which is acknowledged, Assignor and Assignee agree as follows:

1.Bill of Sale. As of the Effective Date, Assignor grants, sells, transfers, assigns, conveys, and delivers to Assignee all of Assignor’s right, title, and interest in and to the Tangible Personal Property; provided, however, Assignor shall disclaim any representation or warranty of any kind with respect to the Personal Property which is being conveyed to Assignee hereunder “AS IS”.

2.Intangible Property.

1.1.As of the Effective Date, Assignor hereby assigns to Assignee all Assignor’s rights, title, and interest in and to the Intangible Property (if Assignor has any such right and only to the extent transferable). This Assignment is given pursuant to the Purchase
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Agreement and is subject to the terms, covenants, representations, warranties, and limitations set forth in the Purchase Agreement.
1.2.As of the Effective Date, Assignee hereby assumes all of Assignor’s rights, title, and interest in and to the Intangible Property.
3.Effective Date. As used in this Assignment, the term “Effective Date” shall mean the Closing Date for Assignee’s purchase of the Real Property under the terms of the Purchase Agreement.
4.    Attorneys’ Fees. The prevailing Party in any action or proceeding between the Parties hereto with respect to this Assignment shall be entitled to have and recover all costs, expenses and reasonable attorneys’ fees incurred in connection therewith, including any such fees and costs incurred upon any appeals.
5.    Governing Law. This Assignment shall be governed by and interpreted in accordance with the internal laws of the State of California.
6.    Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, and assigns.
7.    Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute the same instrument. Signatures may be by facsimile or by pdf electronic signature.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE OF CALIFORNIA (OR ANY OTHER STATE).

[Signatures follow on next Page]

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IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the day and year first above written.

Assignor:    RGP PROPERTY LLC, a
Delaware limited liability company

By:
Name:     ________________________
Title:    ________________________

Assignee:    CITY OF IRVINE, a California municipal corporation and charter city

    By:    ________________________
    Name:    Oliver C. Chi
    Title:     City Manager

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SCHEDULE I TO BILL OF SALE AND ASSIGNMENT

THE TANGIBLE PERSONAL PROPERTY

The Personal Property as defined in Section 2.24 of the Purchase Agreement, excepting the Personal Property to be retained by Seller as described in Schedule 2.24 to the Purchase Agreement

SCHEDULE     2.12

LIST OF DUE DILIGENCE MATERIALS

    The following documents pertaining to the Property shall be made available by Seller to Buyer as the Due Diligence Materials for Buyer’s inspection and review of Property provided such documents exist and are in Seller’s possession.

(1)The Preliminary Report.
(2)Copy of the Tenant Lease and all amendments to the Tenant Lease.
(3)Current property tax bill.
(4)Three (3) years of utility bills.
(5)Fire alarm inspection certificates.
(6)All plans, maps, and surveys.
(7)Any soil, seismic, engineering, asbestos, lead, PCB, environmental, including, without limitation a Phase 1, (if completed) a Phase 2, and any other third-party reports and/or surveys relating to the Property.
(8)Operating budget and statements for the last three (3) years.
(9)Any agreements with adjoining landowners.
(10)Plans and specifications, including CAD drawings (if available) for the Building, including as-built plans and specifications.
(11)Casualty insurance policies.
(12)All Service Contracts.

SCHEDULE     2.24

LIST OF PERSONAL PROPERTY
BEING RETAINED BY SELLER

[Attached]
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